UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 30, 2020

The New Home Company Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36283	27-0560089
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Enterprise, Suite 450, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

(949) 382-7800
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NWHM	New York Stock Exchange
Series A Junior Participating Preferred Share Purchase Rights	--	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 30, 2020, The New Home Company Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto. The Credit Agreement provides for a $60 million unsecured revolving credit facility, maturing April 30, 2023. The Credit Agreement also provides that, under certain circumstances, the Company may increase the aggregate principal amount of revolving commitments up to an aggregate of $100 million.  Concurrently with entering into the Credit Agreement, the Company repaid in full and terminated its existing Amended and Restated Credit Agreement, dated as of May 10, 2016 (as amended), among the Company, the lenders party thereto and U.S. Bank National Association d/b/a Housing Capital Company, as administrative agent (the “Prior Credit Agreement”).

Amounts outstanding under the Credit Agreement accrue interest at a rate equal to either, at the Company’s election, LIBOR plus a margin of 3.50% to 4.50% per annum, or base rate plus a margin of 2.50% to 3.50%, in each case depending on the Company’s leverage ratio.

The covenants of the Credit Agreement include customary negative covenants that, among other things, restrict the Company’s ability to incur secured indebtedness, grant liens, repurchase or retire its senior unsecured notes, and make certain acquisitions, investments, asset dispositions and restricted payments, including stock repurchases. In addition, the Credit Agreement contains certain financial covenants, including requiring that the Company to maintain (i) a consolidated tangible net worth not less than $150 million plus 50% of the cumulative consolidated net income for each fiscal quarter commencing on or after June 30, 2020, (ii) a net leverage ratio not greater than 60%, (iii) minimum liquidity of at least $10 million, and (iv) an interest coverage ratio less than 1.75 to 1 or, if this test is not met, to maintain unrestricted cash equal to not less than the trailing 12 month consolidated interest incurred.  The Credit Agreement also provides for a $30.0 million sublimit for letters of credit, subject to conditions set forth in the Credit Agreement.

The Credit Agreement includes customary events of default, and customary rights and remedies upon the occurrence of any event of default thereunder, including rights to accelerate the loans and terminate the commitments thereunder.

The foregoing description is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

The disclosure required by this Item 1.02 regarding the termination of the Prior Credit Agreement is included in Item 1.01 of this Current Report and is incorporated herein by reference.

Item 2.03	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated as of October 30, 2020, among The New Home Company Inc,. JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 2, 2020

The New Home Company Inc.

	By	/s/ John M. Stephens
John M. Stephens, Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit No.	Description of Document

10.1	Credit Agreement, dated as of October 30, 2020, among The New Home Company Inc,. JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.